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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Summary Financial Data," "Selected Financial Data," and "Experts" and to the use of our report dated June 30, 2004 with respect to the balance sheet of GMH Communities Trust as of June 30, 2004, our report dated May 28, 2004 with respect to the combined financial statements of The GMH Predecessor Entities as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, our report dated April 23, 2004 with respect to the combined statement of revenues and certain expenses of the Davis Portfolio for the year ended December 31, 2003, our report dated April 30, 2004 with respect to the combined statement of revenues and certain expenses of the Dinerstein Portfolio for the year ended December 31, 2003, our report dated May 7, 2004 with respect to the statement of revenues and certain expenses of Collegiate Hall for the year ended December 31, 2003, our report dated May 7, 2004 with respect to the statements of revenues and certain expenses of Campus Club Apartments for each of the three years in the period ended December 31, 2003, and our report dated July 9, 2004 with respect to the statement of revenues and certain expenses of Campus Club Apartments—Statesboro for the year ended December 31, 2003 in the Amended Registration Statement (Form S-11 No. 333-116343) and related Prospectus of GMH Communities Trust for the registration of common shares of beneficial interest.

                      /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 6, 2004

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Consent of Independent Registered Public Accounting Firm